EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------
For: MAF Bancorp, Inc.                   Contact: Jerry Weberling, EVP and
     55th Street & Holmes Avenue                   Chief Financial Officer
     Clarendon Hills, IL 60514                    Michael Janssen, Senior
                                                    Vice President
                                                  (630) 325-7300

         MAF BANCORP ANNOUNCES FOURTH QUARTER EARNINGS OF $.41 PER SHARE

Clarendon Hills, Illinois, January 27, 1999 - MAF Bancorp, Inc. announced today that earnings for the fourth quarter ended December 31, 1998 totaled $9.4 million, or $.41 per diluted share, compared to $9.3 million, or $.39 per diluted share reported for the quarter ended December 31, 1997. Included in the current quarter's results was an after-tax extraordinary charge of $456,000, or $.02 per share resulting from an early extinguishment of debt. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.44 in the current quarter compared to $.42 in last year's fourth quarter. Return on equity was 13.63% in the current quarter while cash return on average tangible equity was 15.91%. Return on average assets was 1.03% for the quarter ended December 31, 1998 while cash return on average tangible assets was 1.09% for the current quarter.

For the year ended December 31, 1998, the Company reported record results with net income of $38.2 million, or $1.65 per diluted share compared to net income of $37.9 million, or $1.59 per diluted share reported for the year ended December 31, 1997. On December 31, 1998, the Company completed its acquisition of Westco Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. Operating results for Westco Bancorp for the quarter ended December 31, 1998 are not included in MAF Bancorp's reported results for the current quarter although the December 31, 1998 statement of financial condition does include year-end balances for Westco Bancorp.

Net interest income, after provision for loan losses, totaled $24.0 million in the current quarter, up 2.7% from the $23.3 million reported for the quarter ended December 31, 1997. The Bank's net interest margin was 2.79% for the current quarter compared to 2.92% for the quarter ended December 31, 1997. The yield on interest-earning assets declined from 7.59% to 7.13% as higher loan prepayments led to loans refinancing at lower rates and accelerated amortization of deferred loan expenses. The lower asset yields were partially offset by a decline in funding costs as the average cost of interest-bearing liabilities decreased to 4.67% in the current quarter compared to 5.01% in last year's comparable period. The net interest margin of 2.79% in the current period was slightly below the 2.83% reported for the quarter ended September 30, 1998.

The Company continued to be successful in growing its core lending business as average interest-earning assets expanded to $3.47 billion for the quarter ended December 31, 1998 compared to $3.25 billion for the quarter ended December 31, 1997. Mortgage loan originations for the three months ended December 31, 1998 totaled a record $519.2 million compared to $331.5 million for the quarter ended December 31, 1997. For the year, the Company had the most productive year in its history, originating a record $1.8 billion in mortgage loans, compared to $1.1 billion for calendar 1997.

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

Non-interest income for the current quarter totaled $6.4 million, up modestly from the $6.2 million reported for the quarter ended December 31, 1997. The improvement resulted from higher gains on sale of loans and continued growth in deposit account service fees, brokerage commissions and other income. Offsetting these improvements were a decline in income from real estate operations and a $529,000 impairment writedown on mortgage loan servicing rights due to higher than projected prepayments of loans serviced for others.

Lower interest rates and high refinance activity led to considerable loan sale activity through the Company's mortgage banking operation. Gains on sale of loans and mortgage-backed securities totaled $954,000 in the current quarter, compared to $246,000 in last year's fourth quarter. Loan sales in the current quarter were $118.3 million compared to $39.0 million for the quarter ended December 31, 1997. Deposit account service charges increased to $2.5 million for the three months ended December 31, 1998, up 23.3% from the $2.0 million reported in the year earlier period. Other non-interest income totaled $1.7 million compared to $885,000 a year ago as loan modification fee income continued to grow as a result of lower mortgage interest rates.

Income from real estate development operations totaled $663,000 for the current quarter compared to $1.8 million in last year's comparable period. A total of 43 lots were sold in the Company's four subdivisions during the quarter and a total of 166 lots were under contract at December 31, 1998. Certain higher-margin developments were substantially completed in 1997.

Non-interest expense totaled $14.7 million for the quarter ended December 31, 1998, up $397,000 or 2.8% from the $14.3 million reported for the quarter ended December 31, 1997, but down slightly from the $15.0 million reported for the quarter ended September 30, 1998. Compensation and benefits expense rose to $8.5 million in the current quarter, compared to $7.9 million for the quarter ended December 31, 1997, an increase of 7.0%. This increase resulted primarily from normal salary increases and higher loan department compensation expenses resulting from the record loan volume. Advertising and promotion expense declined to $479,000 for the quarter ended December 31, 1998 compared to $798,000 for the quarter ended December 31, 1997. All other major categories of expense remained relatively stable compared to a year ago. The ratio of non-interest expense to total average assets was 1.61% for the current quarter. The Company's efficiency ratio, a measure of the amount of expenses needed to generate each dollar of revenue, was 48.3%, considerably better than peer group averages.

Asset quality remained stable as total non-performing assets at December 31, 1998 stood at $22.4 million, or .54% of total assets compared to $19.1 million, or .53% of total assets at September 30, 1998. The Company recorded a provision for loan losses of $200,000 in the current quarter and had net charge-offs of $84,000 during the period, resulting in an allowance for loan losses of $16.8 million at December 31, 1998 equal to 119.4% of total non-performing loans, 74.9% of non-performing assets and .52% of total loans receivable.

For the year ended December 31, 1998, net income totaled $38.2 million, or $1.65 per diluted share, compared to $37.9 million or $1.59 per diluted share for the year ended December 31, 1997. Cash earnings per share (diluted), totaled $1.73 in calendar 1998 compared to $1.68 in 1997.

The Company reported a net interest margin of 2.85% for calendar 1998, compared to 2.98% for calendar 1997. Despite this margin decline, net interest income after provision for loan losses expanded by 3.4% in 1998 as a result of the growth in interest-earning assets. The improvement in core banking income was also aided by a substantial rise in fee income. In calendar 1998, deposit account fees, brokerage commissions and other income increased by 19.5%, 37.2% and 56.8%, respectively. Income from real estate development operations totaled $4.5 million in 1998, down from $6.9 million reported in 1997 as certain higher-margin developments were substantially completed in 1997. Overall non-interest expenses rose by 7.9% during the year, due primarily to higher compensation and benefits expense which increased in large part because of the record loan origination activity.

Total assets increased to $4.12 billion at December 31, 1998, up $515.5 million from the $3.61 billion reported for the quarter ended September 30, 1998. The increase was due to continued growth in loan receivable balances and to the completion of the merger with Westco Bancorp which had approximately $320 million in assets at the time of closing. The balance of loans receivable at December 31, 1998 stood at $3.32 billion, compared to $2.92 billion three months ago, an increase of $400.1 million, of which $244.4 million was attributable to Westco loan balances. Intangible assets generated from the Westco merger totaled $34.0 million, comprised of $32.3 million of goodwill and $1.7 million of core deposit intangibles.

Deposit balances increased by $319.5 million to $2.66 billion at December 31, 1998 compared to $2.34 billion at September 30, 1998. Deposits from Westco of $259.4 million were the primary factor in the overall increase. Borrowed funds increased to $1.03 billion at December 31, 1998 compared to $891.0 million at September 30, 1998.

Total stockholders' equity was $344.7 million at year-end, resulting in a stated book value per share of $13.80 and a tangible book value per share of $11.31. During the quarter, the Company repurchased 734,438 shares of its common stock at an average price of $23.72 per share. The Bank's tangible, core and risk-based capital percentages of 6.66%, 6.66% and 13.39%, respectively, at December 31, 1998 exceeded all regulatory requirements by a significant margin. Return on average assets was 1.07% for the year ended December 31, 1998 while return on average equity was 13.87%. Cash return on average tangible assets and cash return on average tangible equity were 1.14% and 16.23%, respectively, for calendar 1998.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 24 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                         THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                            DECEMBER 31,                 DECEMBER 31,
                                                       ------------------------   -------------------------
                                                          1998         1997          1998          1997
                                                       -----------  -----------   -----------   -----------
                                                       (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Interest income....................................... $  61,881       61,634         247,094      238,915
Interest expense......................................    37,707       37,993         150,575      145,216
                                                        --------     --------        --------     --------
  Net interest income.................................    24,174       23,641          96,521       93,699
Provision for loan losses.............................       200          300             800        1,150
                                                        --------     --------        --------     --------
  Net interest income after provision for
    loan losses.......................................    23,974       23,341          95,721       92,549
Non-interest income:
  Gain on sale, net:
    Loans receivable..................................       932          240           3,003          419
    Mortgage-backed securities........................        22            6             201           13
    Investment securities.............................       210          179             816          404
    Foreclosed real estate............................        60            7             212           17
  Income from real estate operations..................       663        1,788           4,517        6,876
  Deposit account service charges.....................     2,457        1,993           8,626        7,217
  Loan servicing fee income...........................       287          526           1,400        2,278
  Impairment of mortgage servicing rights.............      (529)          --          (1,269)          --
  Brokerage commissions...............................       659          589           2,812        2,050
  Other...............................................     1,658          885           5,399        3,443
                                                        --------     --------        --------     --------
    Total non-interest income.........................     6,419        6,213          25,717       22,717
Non-interest expense:
  Compensation and benefits...........................     8,478        7,924          34,494       30,472
  Office occupancy and equipment......................     1,620        1,564           6,645        6,203
  Federal deposit insurance premiums..................       347          366           1,438        1,468
  Data processing.....................................       578          583           2,267        2,098
  Advertising and promotion...........................       479          798           2,281        2,737
  Amortization of goodwill............................       334          334           1,336        1,341
  Amortization of core deposit intangible.............       244          293           1,075        1,296
  Other...............................................     2,608        2,429           9,407        8,996
                                                        --------     --------        --------     --------
    Total non-interest expense........................    14,688       14,291          58,943       54,611
                                                        --------     --------        --------     --------
    Income before income taxes and extraordinary
      item............................................    15,705       15,263          62,495       60,655
Income taxes..........................................     5,811        6,007          23,793       22,707
                                                        --------     --------        --------     --------
    Income before extraordinary item..................     9,894        9,256          38,702       37,948
Extraordinary item-loss on early extinguishment of
  debt, net of tax benefit of $294....................      (456)          --            (456)          --
                                                        --------     --------        --------     --------
    Net income........................................ $   9,438        9,256          38,246       37,948
                                                        ========     ========        ========     ========
Basic earnings per share:
  Income before extraordinary item.................... $     .45          .41            1.72         1.64
  Extraordinary item, net of tax......................      (.02)          --            (.02)          --
                                                        --------     --------        --------     --------
    Net income........................................ $     .43          .41            1.70         1.64
                                                        ========     ========        ========     ========
Diluted earnings per share:
  Income before extraordinary item.................... $     .43          .39            1.67         1.59
  Extraordinary item, net of tax......................      (.02)          --            (.02)          --
                                                        --------     --------        --------     --------
    Net income........................................ $     .41          .39            1.65         1.59
                                                        ========     ========        ========     ========

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

                                                                                                DECEMBER 31,       DECEMBER 31,
                                                                                                    1998              1997
                                                                                                ------------       ------------
                                                                                                (UNAUDITED)
ASSETS
Cash and due from banks.....................................................................    $    53,669           39,721
Interest-bearing deposits...................................................................         24,564           57,197
Federal funds sold..........................................................................         79,140           50,000
Investment securities, at cost (fair value of $12,360 at December 31, 1998 and $26,222 at
  December 31, 1997)........................................................................         11,107           25,268
Investment securities available for sale, at fair value.....................................        198,960          119,510
Stock in Federal Home Loan Bank of Chicago, at cost.........................................         50,878           33,025
Mortgage-backed securities, at amortized cost (fair value of $127,570 at December 31, 1998
  and $216,867 at December 31, 1997)........................................................        128,538          215,449
Mortgage-backed securities available for sale, at fair value................................         55,065           67,559
Loans receivable held for sale..............................................................         89,406            6,537
Loans receivable, net of allowance for losses of $16,770 at December 31, 1998 and $15,475
  at December 31, 1997......................................................................      3,229,670        2,700,590
Accrued interest receivable.................................................................         21,545           20,970
Foreclosed real estate......................................................................          8,357              489
Real estate held for development or sale....................................................         25,134           31,197
Premises and equipment, net.................................................................         40,724           35,820
Goodwill....................................................................................         55,553           24,606
Other assets................................................................................         49,136           29,726
                                                                                                 ----------       ----------
                                                                                                $ 4,121,446        3,457,664
                                                                                                 ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits..................................................................................      2,656,546        2,337,013
  Borrowed funds............................................................................      1,034,500          770,013
  Subordinated capital notes, net...........................................................             --           26,779
  Advances by borrowers for taxes and insurance.............................................         30,576           22,679
  Accrued expenses and other liabilities....................................................         55,144           37,769
                                                                                                 ----------       ----------
    Total liabilities.......................................................................      3,776,766        3,194,253
                                                                                                 ----------       ----------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 5,000,000 shares; none outstanding............             --               --
  Common stock, $.01 par value; authorized 40,000,000 shares; 25,420,650 issued at
    December 31, 1998 and 1997; 24,970,360 shares outstanding at December 31, 1998 and
    22,518,632 shares outstanding at December 31, 1997......................................            254              254
  Additional paid-in capital................................................................        191,473          172,201
  Retained earnings, substantially restricted...............................................        159,935          128,917
  Accumulated other comprehensive income, net of tax........................................            425            1,552
  Treasury stock, at cost; 450,290 shares at December 31, 1998 and 2,902,018 shares at
    December 31, 1997.......................................................................         (7,407)         (39,513)
                                                                                                 ----------       ----------
    Total stockholders' equity..............................................................        344,680          263,411
Commitments and contingencies...............................................................
                                                                                                 ----------       ----------
                                                                                                $ 4,121,446        3,457,664
                                                                                                 ==========       ==========

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                                    DECEMBER 31,       DECEMBER 31,
                                                                                        1998               1997
                                                                                    ------------       ------------
Book value per share...........................................................     $     13.80               11.70
Tangible book value per share..................................................           11.31               10.31
Stockholders' equity to total assets...........................................            8.36%               7.62
Tangible capital ratio (Bank only).............................................            6.66                6.88
Core capital ratio (Bank only).................................................            6.66                6.88
Risk-based capital ratio (Bank only)...........................................           13.39               14.34
Common shares outstanding:
  Actual.......................................................................      24,970,360          22,518,632
  Basic (weighted average).....................................................      22,433,184          23,131,729
  Diluted (weighted average)...................................................      23,198,162          23,898,254

Non-performing loans...........................................................     $    14,049              10,655
Non-performing assets..........................................................          22,406              11,144
Allowance for loan losses......................................................          16,770              15,475
Non-performing loans to total loans............................................             .43%                .39
Non-performing assets to total assets..........................................             .54                 .32
Allowance for loan losses to total loans.......................................             .52                 .57
Mortgage loans serviced for others.............................................     $ 1,065,126             997,204
Investment in Bank real estate subsidiaries....................................          12,518              15,351

                                                                      THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                         DECEMBER 31,                      DECEMBER 31,
                                                                 ---------------------------       ---------------------------
                                                                    1998             1997             1998             1997
                                                                 ----------       ----------       ----------       ----------
Average balance data:
  Total assets.................................................. $3,652,564        3,408,604        3,569,515        3,316,664
  Loans receivable..............................................  3,007,037        2,688,609        2,862,954        2,568,736
  Interest-earning assets.......................................  3,469,380        3,245,441        3,397,751        3,153,717
  Deposits......................................................  2,246,120        2,229,467        2,247,306        2,217,908
  Interest-bearing liabilities..................................  3,204,554        3,010,130        3,128,178        2,920,359
  Stockholders' equity..........................................    276,891          261,926          275,834          258,358
Performance ratios (annualized):
  Return on average assets......................................       1.03%            1.09%            1.07             1.14
  Return on average equity......................................      13.63            14.14            13.87            14.69
  Cash return on average tangible assets........................       1.09             1.16             1.14             1.22
  Cash return on average tangible equity........................      15.91            16.78            16.23            17.55
  Average yield on interest-earning assets......................       7.13             7.59             7.27             7.58
  Average cost of interest-bearing liabilities..................       4.67             5.01             4.81             4.97
  Interest rate spread..........................................       2.46             2.58             2.46             2.61
  Net interest margin...........................................       2.79             2.92             2.85             2.98
  Average interest-earning assets to average
    interest-bearing liabilities................................     108.26           107.82           108.62           107.99
  Non-interest expense to average assets........................       1.61             1.68             1.65             1.65
  Non-interest expense to average assets and
    loans serviced for others...................................       1.25             1.30             1.28             1.26
  Efficiency ratio..............................................      48.34            48.16            48.54            47.07
Loan originations and purchases................................. $  519,213          331,450        1,754,009        1,091,824
Loans and mortgage-backed securities sold.......................    118,254           39,030          437,549          105,817
Cash dividends declared per share...............................        .07             .047             .257              .18

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